Exhibit 23.2

KPMG LLP 265 Clinton Square Rochester, NY 14604-1701

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 23, 2025, with respect to the consolidated financial statements of Constellation Brands, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Rochester, New York

November 7, 2025